Exhibit 2.02

EXECUTION COPY

AMENDMENT NO. 1

to the

PURCHASE AND SALE AGREEMENT

by and between

CARDINAL HEALTH, INC.

and

PHOENIX CHARTER LLC

Dated as of January 25, 2007

Amendment No. 1 Dated as of March 9, 2007

AMENDMENT NO. 1 TO

PURCHASE AND SALE AGREEMENT

This AMENDMENT NO. 1, dated as of March 9, 2007 (this “Amendment”), to the Purchase and Sale Agreement, dated as of January 25, 2007 (the “Purchase Agreement”), is by and between Cardinal Health, Inc., an Ohio corporation (“Seller”), and Phoenix Charter LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, in accordance with Section 11.8 of the Purchase Agreement, Seller and Purchaser desire to amend the Purchase Agreement as set forth in this Amendment; and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Seller and Purchaser agree as follows:

1. Definition of Divested Business. The definition of “Divested Business” in Section 1.1 of the Purchase Agreement is amended and restated as follows (additional text is double underlined):

“‘Divested Business’ shall mean any company, business, product line, business unit or business operation that was owned, operated or conducted by any Transferred Entity (or any predecessor thereto) or any former Subsidiary thereof, at any time prior to the Closing Date and that is not owned, operated or conducted by a Transferred Entity as of the Closing Date, in each case, whether as a result of a sale, transfer, conveyance or other disposition; provided, however, that any company, business, product line, business unit or business operation sold, transferred, conveyed or disposed of pursuant to the transactions described in Item 1 of Section 5.4 of the Seller Disclosure Schedule shall not be a Divested Business.”

2. Miscellaneous. Sections 1.3(c) (Interpretation; Absence of Presumption), 11.1 (Counterparts), 11.2 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), 11.5 (Notices), 11.6 (Successors and Assigns), 11.7 (Third-Party Beneficiaries), 11.8 (Amendments and Waivers), 11.10 (Severability) of the Purchase Agreement are restated in this Amendment in full, with the exception that references to “this Agreement” shall be references to “this Amendment.”

3. Remainder of Agreement. Except as expressly set forth in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the provision of the Purchase Agreement or any exhibit or schedule to the Purchase Agreement, all of which provisions shall continue to be in full force and effect. Whenever the Purchase Agreement is referred to in the Purchase Agreement or in any other agreement, document or instrument, such reference shall be deemed to be to the Purchase Agreement, as amended by this Amendment.

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IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of each of the parties as of the day first above written.

CARDINAL HEALTH, INC.

By:	/s/ Brendan Ford
Name:	Brendan Ford
Title:	Executive Vice President – Corporate Development

PHOENIX CHARTER LLC

By:	/s/ Chinh Chu
Name:	Chinh Chu
Title:	Sole Member

[Signature Page to Amendment No. 1 to Purchase Agreement]